EXHIBIT 99.2
[Nasdaq Letterhead)
By Facsimile and First Class Mail
November 2, 2005
Mr. W. Michael Smith
Executive Vice President, Chief Operating Officer,
Chief Financial Officer and Treasurer
Remote Dynamics, Inc.
1155 Kas Drive, Suite 100
Richardson, Texas 75081
Re:      Remote Dynamics, Inc. (the “Company”)
            Nasdaq Symbol: REDI
Dear Mr. Smith:
For the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”). Therefore, in accordance with Marketplace Rule 4310 (c)(8)(D), the Company will be provided 180 calendar days, or until May 1, 2006, to regain compliance.1 If, at anytime before May 1, 2006, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Staff will provide written notification that it complies with the Rule.2
If compliance with this Rule cannot be demonstrated by May 1, 2006, Staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, Staff will

[1]	The 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirement for which it is currently on notice or which occurs during this period.

[2]	Marketplace Rule 4310(c)(8)(E) states that, “Nasdaq may, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the issuer has demonstrated an ability to maintain long-term compliance. In determining whether to monitor bid price beyond ten business days, Nasdaq will consider the following four factors; (i) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the market maker montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and (iv) the trend of the stock price (is it up or down).”

Mr. W. Michael Smith
November 2, 2005

provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Staff’s determination to delist its securities to a Listing Qualifications Panel.
Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.3 The Company must provide a copy of this announcement to Nasdaq’s MarketWatch Department, the Listing Qualifications Department and the Listing Qualifications Hearing Department (the “Hearings Department”) at least 10 minutes prior to public dissemination.4 For your convenience, we have enclosed a list of news services.5
In the event the Company does not make the required public announcement, Nasdaq will halt trading in its securities.
Please be advised that Marketplace Rule 4803(a) does not relieve the Company of its disclosure obligation under the federal securities laws. In that regard, Item 3.01 of Form 8-K requires disclosure of the receipt of a delisting notification within four business days.6 Accordingly, the Company should consult with counsel regarding its disclosure and other obligations mandated by law. In addition, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

[3]	Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET OF PUBLICLY HELD SHARES,etc.) requirement(s) for continued listing set forth in Marketplace Rule(s) .

[4]	The notice should be provided to the attention of Nasdaq’s MarketWatch Department (telephone: 301/978-8500; facsimile 301/978-8510), and to Nasdaq’s Listing Qualifications Department (facsimile 301/978-4028), and the Hearings Department (telephone: 301/978-8071; facsimile 301/978-8080), 9600 Blackwell Road, Fifth Floor, Rockville, Maryland 20850.

[5]	The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

[6]	See, SEC Release No. 34-49424.

Mr. W. Michael Smith
November 2, 2005

If you have any questions, please do not hesitate to contact me at (301) 978-8048.
Sincerely,
/s/ Marilyn Bacot
Marilyn Bacot
Listing Analyst
Nasdaq Listing Qualifications

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